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     This Current Report is filed by Norcal Waste Systems, Inc.
       pursuant to certain contractual requirements and not
        pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder.

        Date of Report (Date of earliest event reported):
                       November 21, 2000

                   NORCAL WASTE SYSTEMS, INC.
      (Exact name of company as specified in its charter)

     California                              94-2922974
 (State of incorporation)  (Commission     (I.R.S. Employer
                            File Number)  Identification No.)

  160 Pacific Avenue, Suite 200 San Francisco    94111
  (Address of principal executive offices)     (Zip Code)

  (Company's telephone number, including area code) 415/875-1000

Item 5. Other Events

SAN FRANCISCO, CA NOVEMBER 21, 2000 - Norcal Waste Systems, Inc. ("Norcal") today entered into a revolving credit agreement (the "New Credit Agreement") with Fleet National Bank ("Fleet") and a syndicate of other lenders. The New Credit Agreement establishes a $225 million revolving credit facility (the "New Credit Facility") which expires on November 21, 2005. Subject to the approval of Fleet and the other lenders, the New Credit Facility may be increased to $250 million. The New Credit Facility replaces Norcal's existing credit facility which expires today. Letters of credit in the amount of $1.6 million that were outstanding under the expiring credit facility shall remain outstanding under the New Credit Facility. Except for the letters of credit, there were no loans outstanding under the expiring credit facility and Norcal has not yet borrowed any amounts under the New Credit Facility.

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The New Credit Agreement requires Norcal to redeem all of its senior notes which are due November 15, 2005 and which currently bear interest at the annual rate of 13.5%. The senior notes were issued by Norcal in an aggregate principal amount of $175 million pursuant to an indenture dated November 21, 1995. The New Credit Agreement requires that Norcal complete the redemption no later than January 10, 2001, however, Norcal intends to redeem the senior notes on or before December 29, 2000. Assuming a redemption date of December 29, 2000, the redemption price for the senior notes will be $1,062.50 plus $16.50 in accrued interest for each $1,000 principal amount of senior notes for a total aggregate payment of $188,825,000. Norcal intends to use a combination of cash-on-hand and funds borrowed under the New Credit Facility to finance the redemption of the senior notes.

Noteholders will be informed of the actual redemption date, the redemption price and accrued interest in a notice of redemption that will be mailed to noteholders no later than 30 days prior to the redemption date. The notice of redemption will also provide full instructions for the redemption of the senior notes.

                                  SIGNATURES

                                                 NORCAL WASTE SYSTEMS, INC.
                                                          (Company)

                                                   /s/ Mark R. Lomele
                                                       Mark R. Lomele

                                                 Senior Vice President and
                                                  Chief Financial Officer



Dated as of: November 21, 2000